Exhibit 10(u)
to the 12/31/2001
Blount International, Inc.
Form 10k

                   BLOUNT INTERNATIONAL, INC.
             SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                   FOR RICHARD H. IRVING, III


1. Purpose - The purpose of this Supplemental Executive Retirement Plan (the "SERP") is to provide Richard H. Irving, III (the "Executive") with a retirement benefit payable as a supplement to his vested benefit under The Blount Retirement Plan and the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan.

2.   Definitions

     a.   Blount Plan is The Blount Retirement Plan, as in effect
          on   May  17,  2000,   and  any  future  amendments  or
          restatements adopted and effective while Executive is an employee of the Company or its affiliates.

     b. Company shall mean Blount International, Inc. and its successors.

     c.   Disability shall mean periods of time during which

          (i)  Executive is totally and permanently disabled, and

          (ii) Executive is receiving Social Security disability benefits.

     d.   Effective Date of this SERP is May 17, 2000.

     e. Excess Benefit Plan is the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan, as in effect on May 17, 2000, including any future amendments or restatements adopted and effective while Executive is an employee of the Company or its affiliates.

     f.   Executive shall mean Richard H. Irving, III.

     g.   Internal  Revenue Code shall mean the Internal  Revenue
          Code of 1986, as amended.

     h.   Normal Retirement Date is September 1, 2008.

     i. SERP is this Supplemental Executive Retirement Plan sponsored by the Company for Executive, as it may be amended.

     j. Termination Date is the date on which the Executive's employment with the Company (including any "affiliated company" as defined in the Blount Plan) ceases.



3. Years of Benefit Service for purposes of this SERP shall mean the years of benefit service granted to Executive under this SERP and the years of "Benefit Service" (as that term is defined in the Blount Plan) granted to Executive under the Blount Plan. "Years of Benefit Service" for benefit calculation purposes under the SERP shall be determined in accordance with the following schedule:

               Years of            Additional          Years of
                Benefit             Years of            Benefit
             Service Under           Benefit            Service
                  the                Service          Under SERP
              Blount Plan          Under SERP

                   1         +          0         =        1
                   2         +          0         =        2
                   3         +          0         =        3
                   4         +          0         =        4
                   5         +          0         =        5
                   6         +          1         =        7
                   7         +          2         =        9
                   8         +          3         =       11
                   9         +          4         =       13
                  10         +          5         =       15
                  11         +          6         =       17
                  12         +          7         =       19
                  13         +          8         =       21
     Age 65       14         +          9         =       23


     Years of Benefit Service under the SERP shall continue to accrue during any period of Disability provided that Years of Benefit Service continue to accrue for such period under the Blount Plan.

4. Vested Retirement Benefits payable under this SERP shall equal (a) less (b) where:

     (a) is the monthly retirement income that would be payable to Executive under the provisions of the Blount Plan using his Years of Benefit Service, assuming

          (i)  that  in determining the fraction for purposes  of
               Section 6.1(a)(i) of the Blount Plan, the numerator shall be his Years of Benefit Service determined in accordance with Paragraph 3 above at his age when his employment terminates and the denominator of which is 23;

          (ii) that for purposes of Section 6.1(a)(ii)(A) and (B) of the Blount Plan, the Years of Benefit Service he would accrue if he continued to accrue Benefit Service to his Normal Retirement Date would be 23;

          (iii) that the Blount Plan does not contain the limitation on compensation imposed by Section
               401(a)(17) of the Internal Revenue Code or the limitation on benefits imposed by Section 415 of the Internal Revenue Code; and

     (b)  is the sum of (i) and (ii) where

          (i) is the monthly retirement income actually payable to Executive under the Blount Plan; and

          (ii) is the monthly retirement income actually payable to Executive under the Excess Benefit Plan.

     Vested retirement benefits are payable on or after the later of Executive's attainment of age 55 or Executive's Termination Date, provided he has obtained a fully vested interest under the Blount Plan. No benefits shall be payable under this SERP until Executive has obtained a fully vested interest under the Blount Plan. No benefits are payable during continued employment. The above benefit is on a life annuity basis payable commencing at age 65. If an optional form of benefit is desired, the benefit above will be adjusted by the actuarial factors and in the manner used by the Blount Plan. In determining benefits under this Paragraph 4, amounts described in Paragraphs (b)(i) and
     (b)(ii) above that are paid in a form other than a straight life annuity shall be valued as a straight life annuity using the actuarial factors and in the manner used by the Blount Plan.

5.   Executive  shall  be entitled to the following  benefits  as
     defined  in  the  Blount  Plan,  which  benefits  shall   be
     calculated on the basis of the benefit formula set forth in Paragraph 4 above:

     a.   Benefits due to the pre-retirement death of Executive;

     b. Normal and optional forms of payment under the Blount Plan provided that, except as provided under Paragraph 5(d), the form of payment under this SERP shall be the same as the form of payment elected by Executive under the Blount Plan;

     c. If Executive elects for payment of his vested retirement benefits to commence prior to his Normal Retirement Date but after 10 Years of Benefit Service as determined under Paragraph 3, his vested retirement benefits will be reduced by .3% for each full month by which the date his benefits begin precedes his Normal Retirement Date.

     d. Notwithstanding the above, if Executive's employment is terminated within 24 months following a change in control (as such term is defined in Executive's Employment Agreement) under circumstances that would entitle him to severance benefits under his Employment Agreement upon such termination, Executive may elect on such form, and in such manner as determined by the Board of Directors of the Company or its designee, to receive his benefit under this SERP in the form of a single lump sum payment (regardless of the form of payment elected by Executive under the Blount Plan and regardless of whether a lump sum option is available under the Blount Plan). The lump sum payment shall be actuarially equivalent to the present value of Executive's benefit under the SERP expressed as a life annuity, calculated using the same actuarial factors used by the Blount Plan for small benefit "cash-out" distributions. The lump sum payment shall be made to Executive within 30 days of the date he would otherwise have commenced receiving payments under Paragraph 4 above.

6. Successors and Assigns; Non-Alienation of Benefits - This SERP shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns; provided, however, to the maximum extent permitted by law, no benefit under this SERP shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to substantially all of the business or assets of the Company or that acquires a controlling stock interest in the Company to expressly agree to assume the SERP and to perform the obligations under this SERP in the same manner that the Company would be required to perform them.

7. Administration - The Board of Directors of the Company (or its designee) shall administer, construe, and interpret this SERP. No member of the Board of Directors (or its designee) shall be liable for any act done or determination made in good faith. Claims shall be handled in accordance with Paragraph 10 below and the construction and interpretation by the Board of Directors (or its designee) of any provision of this SERP shall be final and conclusive. The Board of Directors (or its designee) may, in its discretion, delegate its duties to an officer or employee or committee composed of officers or employees of the Company.

8.   Amendment  or  Termination  - The  Board  of  Directors  and
     Executive may amend this SERP from time to time in any respect with the consent of the other party. This SERP may not be terminated without the consent of the Company through its Board of Directors or its designated Committee or officer and of Executive.

9. Construction of the SERP - This SERP is unfunded. This SERP shall be so construed that it will be maintained primarily for the purpose of providing certain retirement, death and disability benefits for Executive. This SERP and the rights and obligations of the parties thereunder, shall be construed in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Alabama.

10.  Denied Claims

     a. If any application for payment of a benefit under the SERP shall be denied, the Company (or its designee) shall:

          (i)  Notify Executive within a reasonable time of  such
               denial   setting   forth  the   specific   reasons
               therefore; and

          (ii) Afford Executive a reasonable opportunity for a full and fair review of the decision denying the claim.

     b. Notice of such denial shall set forth, in addition to the specific reasons for the denial, the following:

          (i)  Reference to pertinent provisions of the SERP;

          (ii) Such additional information as may be relevant to denial of claim;

          (iii)       An   explanation  of  the   claims   review
               procedure;

          (iv) Advice that Executive may request the opportunity to review pertinent plan documents and submit a statement of issues and comments

     c. Within 60 days following advice of denial of his claim, upon request made by Executive for a review of such denial, the Company shall take appropriate steps to review its decision in light of any further information or comments submitted by Executive. The Company shall be empowered in its discretion to hold a hearing at which Executive shall be entitled to present the basis of his claim for review and at which he may be represented by counsel.

     d. The Company shall render a decision within 60 days after Executive's request for review (which may be extended to 120 days if circumstances so require) and shall advise Executive in writing of its decision on such review, specifying its reasons and identifying appropriate provisions of the Plan.

Signed and agreed to as of this 17th day of May, 2000.



                              BLOUNT INTERNATIONAL, INC.

                              By:
                              Its:

                              EXECUTIVE


                              Richard H. Irving, III